Exhibit 16.1



United  States  Securities  and  Exchange  Commission
450  Fifth  Street,  N.W.
Washington,  D.C.  20549

Gentlemen:

We have read Item 4 of the Current Report on Form 8-K of GolfGear International, Inc. dated March 29, 2001, and agree with the statements made therein insofar as they relate to the accounting firm of Hollander, Lumer & Co. LLP.


/s/ Hollander, Lumer & Co. LLP
Los  Angeles,  California
April  6,  2001


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